Exhibit 99.1
N e w s   R e l e a s e
April 16, 2007
For Immediate Release
Park National Corporation reports first quarter 2007 earnings and declares cash dividend
NEWARK, Ohio — Park National Corporation (Park) (AMEX:PRK) today reported net income of $21.063 million for the first three months of 2007, an 11.5 percent decrease compared to the same period in 2006, when net income of $23.807 million was reported. Diluted earnings per share for the first quarter of this year were $1.49, a decrease of 11.8 percent from 2006’s first quarter diluted earnings per share of $1.69.
Park announced the declaration of a regular cash dividend of $.93 per share, an increase of 1.1 percent over the same period a year ago. The dividends are payable on June 8, 2007 to shareholders of record as of May 22, 2007.
Park made a provision to the allowance for loan and lease losses of $2.2 million in the first quarter of 2007. There was no loan loss provision expense during the first quarter of 2006.
As previously announced, Park concluded its merger transaction with Vision Bancshares, Inc. on March 9, 2007. Vision Bank of Gulf Shores, Alabama and Vision Bank of Panama City, Florida are Park’s two newest bank subsidiaries and added 22 days of earnings to net income for the first quarter of 2007.
Headquartered in Newark, Ohio, Park holds $6.307 billion in assets (based on asset totals as of March 31, 2007). Park and its subsidiaries consist of 14 community banking divisions, 12 of which are based in Ohio, 1 in Alabama and 1 in Florida, and 2 specialty finance companies. Park operates 153 offices through the following organizations: The Park National Bank, The Park National Bank of Southwest Ohio & Northern Kentucky Division, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Vision Bank of Gulf Shores, Alabama, Vision Bank of Panama City, Florida, Scope Leasing, Inc., and Guardian Financial Services Company.
Media contacts:
Bethany White, Communication Specialist, 740.349.3754
John Kozak, Chief Financial Officer, 740.349.3792
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)
MARCH 31, 2007
INCOME STATEMENT

	THREE MONTHS ENDED
	MARCH 31,
			PERCENT
	2007	2006	CHANGE
NET INTEREST INCOME	$54,898	$53,419	2.77%
PROVISION FOR LOAN LOSSES	2,205	—	100.00%
OTHER INCOME	16,174	15,393	5.07%
GAIN (LOSS) ON SALE OF SECURITIES	—	—
OTHER EXPENSE	39,309	35,012	12.27%
INCOME BEFORE TAXES	29,558	33,800	-12.55%
NET INCOME	21,063	23,807	-11.53%
NET INCOME PER SHARE-BASIC	1.49	1.70	-12.35%
NET INCOME PER SHARE-DILUTED	1.49	1.69	-11.83%
CASH DIVIDENDS PER SHARE	0.93	0.92	1.09%

RATIOS AND OTHER INFORMATION
RETURN ON AVERAGE ASSETS	1.51%	1.78%
RETURN ON AVERAGE EQUITY	14.58%	17.65%
YIELD ON EARNING ASSETS	7.10%	6.57%
COST OF PAYING LIABILITIES	3.36%	2.67%
NET INTEREST MARGIN	4.31%	4.37%
EFFICIENCY RATIO	54.94%	50.48%
NET LOAN CHARGE-OFFS (RECOVERIES)	$2,199	($1)
NET CHARGE-OFFS AS A PERCENT OF LOANS	0.25%	0.00%
BALANCE SHEET
AT MARCH 31,

	2007	2006	PERCENT CHANGE
INVESTMENTS	$1,590,948	$1,683,274	-5.48%
LOANS	4,088,683	3,318,314	23.22%
LOAN LOSS RESERVE	79,839	69,695	14.55%
GOODWILL AND OTHER INTANGIBLES	198,228	68,551	189.17%
TOTAL ASSETS	6,307,455	5,444,445	15.85%
DEPOSITS	4,552,476	3,833,939	18.74%
BORROWINGS	1,010,970	989,312	2.19%
EQUITY	660,890	544,961	21.27%
BOOK VALUE PER SHARE	45.07	38.90	15.86%
NONPERFORMING LOANS	37,748	22,454	68.11%
NONPERFORMING ASSETS	42,346	25,349	67.05%
PAST DUE 90 DAY LOANS	2,881	5,490	-47.52%

RATIOS
LOANS/ASSETS	64.82%	60.95%
NONPERFORMING LOANS/LOANS	0.92%	0.68%
PAST DUE 90 DAY LOANS/LOANS	0.07%	0.17%
LOAN LOSS RESERVE/LOANS	1.95%	2.10%
EQUITY/ASSETS	10.48%	10.01%
TANGIBLE EQUITY/TANGIBLE ASSETS	7.57%	8.86%

PARK NATIONAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except share data)

	March 31,
	2007	2006

Assets

Cash and due from banks	$169,192	$146,389
Money market instruments	28,938	10,052
Interest bearing deposits	1	300
Investment securities	1,590,948	1,683,274

Loans (net of unearned interest)	4,088,683	3,318,314
Allowance for possible loan losses	79,839	69,695
Loans, net	4,008,844	3,248,619

Bank premises and equipment, net	64,946	47,149
Goodwill and other intangible assets	198,228	68,551
Other assets	246,358	240,111

Total assets	$6,307,455	$5,444,445

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing	$718,829	$654,689
Interest-bearing	3,833,647	3,179,250

Total deposits	4,552,476	3,833,939

Borrowings	1,010,970	989,312
Other liabilities	83,119	76,233

Total liabilities	5,646,565	4,899,484

Stockholders’ Equity:
Common stock (No par value; 20,000,000 shares authorized in 2007 and 2006; 16,151,243 shares issued in 2007 and 15,272,258 in 2006)	300,324	208,405
Accumulated other comprehensive income, net of taxes	(19,111)	(25,280)
Retained earnings	527,677	487,816
Treasury stock (1,486,382 shares in 2007 and 1,263,339 shares in 2006)	(148,000)	(125,980)

Total stockholders’ equity	660,890	544,961

Total liabilities and stockholders’ equity	$6,307,455	$5,444,445

PARK NATIONAL CORPORATION
Consolidated Statements of Income
(dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006

Interest income:
Interest and fees on loans	$71,182	$59,933
Interest on:
Obligations of U.S. Government, its agencies and other securities	18,547	19,564
Obligations of states and political subdivisions	813	977
Other interest income	294	122

Total interest income	90,836	80,596

Interest expense:
Interest on deposits:
Demand and savings deposits	8,097	5,004
Time deposits	17,581	12,316
Interest on borrowings	10,260	9,857

Total interest expense	35,938	27,177

Net interest income	54,898	53,419

Provision for loan losses	2,205	—

Net interest income after provision for loan losses	52,693	53,419

Other income	16,174	15,393

Gain (loss) on sale of securities	—	—

Other expense:
Salaries and employee benefits	22,460	20,046
Occupancy expense	2,538	2,262
Furniture and equipment expense	1,392	1,336
Other expense	12,919	11,368

Total other expense	39,309	35,012

Income before federal income taxes	29,558	33,800

Income taxes	8,495	9,993

Net income	$21,063	$23,807

Per Share:

Net income — basic	$1.49	$1.70
Net income — diluted	$1.49	$1.69

Weighted average shares — basic	14,121,331	14,034,360
Weighted average shares — diluted	14,138,517	14,095,895

PARK NATIONAL CORPORATION
Consolidated Average Balance Sheets
(dollars in thousands)

	Three Months Ended
	March 31,
	2007	2006

Assets

Cash and due from banks	$150,773	$144,959
Money market instruments	23,395	9,067
Interest bearing deposits	1	300
Investment securities	1,536,664	1,664,820

Loans (net of unearned interest)	3,631,168	3,311,576
Allowance for possible loan losses	73,174	70,924

Loans, net	3,557,994	3,240,652

Bank premises and equipment, net	49,988	46,999
Goodwill and other intangible assets	108,794	68,954
Other assets	244,437	239,606

Total assets	$5,672,046	$5,415,357

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing	$656,765	$654,181
Interest-bearing	3,376,488	3,126,606

Total deposits	4,033,253	3,780,787

Borrowings	963,787	1,000,367
Other liabilities	89,304	87,120

Total liabilities	5,086,344	4,868,274

Stockholders’ Equity:
Common stock	236,509	208,392
Accumulated other comprehensive income, net of taxes	(22,810)	(12,431)
Retained earnings	515,649	474,114
Treasury stock	(143,646)	(122,992)

Total stockholders’ equity	585,702	547,083

Total liabilities and stockholders’ equity	$5,672,046	$5,415,357